Press Release
CRAWFORD & COMPANY 1001 SUMMIT BOULEVARD ATLANTA, GEORGIA 30319 (404) 300-1000
FOR IMMEDIATE RELEASE

Crawford & Company Reports 2015 First Quarter Results
Updates 2015 Guidance

ATLANTA, GA. (May 7, 2015) -- Crawford & Company (www.crawfordandcompany.com) (NYSE: CRDA and CRDB), the world's largest independent provider of claims management solutions to insurance companies and self-insured entities, today announced its financial results for the first quarter ended March 31, 2015.

The Company's two classes of stock are substantially identical, except with respect to voting rights and the Company's ability to pay greater cash dividends on the non-voting Class A Common Stock (CRDA) than on the voting Class B Common Stock (CRDB), subject to certain limitations. In addition, with respect to mergers or similar transactions, holders of CRDA must receive the same type and amount of consideration as holders of CRDB, unless different consideration is approved by the holders of 75% of CRDA, voting as a class.

First Quarter 2015 Highlights

•	Revenues before reimbursements of $287.8 million, compared to $275.3 million for the first quarter of 2014

•	Net income attributable to shareholders of $3.0 million, down from $6.7 million in the same period last year

•	Diluted earnings per share of $0.06 for CRDA and $0.04 for CRDB

•	Acquisition of GAB Robins unconditionally cleared by the U.K. Competition & Markets Authority

•	Announced appointment of Kieran Rigby as Chief Executive Officer, Europe and Clive Nicholls as Chief Executive Officer, U.K. & Ireland

•	Commenced restructuring activities to reduce our expense base and improve margins in our global claims businesses

•	Recorded special charges of $1.1 million due to the ongoing implementation of the Global Business Services Center in Manila

Mr. Jeffrey T. Bowman, chief executive officer of Crawford & Company, stated, "The challenging market environment has continued through the 2015 first quarter driving a further mix shift from high margin property claims, which typically results from severe weather, to high volume, low-value claims both in the U.S. and internationally. Given the persistence of this environment, we have made the strategic decision to further rationalize our cost structure to reduce expenses and enhance margins. Additionally, we have further realigned our senior management team to improve execution and capitalize on the opportunities that we see ahead of us. We expect the benefits of this plan to begin in the second quarter of this year."

Press Release
CRAWFORD & COMPANY 1001 SUMMIT BOULEVARD ATLANTA, GEORGIA 30319 (404) 300-1000

"In the U.K., we are pleased to report that we recently received approval for the acquisition of GAB Robins from the Competition & Markets Authority and have begun to rapidly integrate the two businesses. The key management decisions have been announced, further enhancing our senior leadership team." Mr. Bowman continued, "Importantly, our combined business and RFP activity in the U.K. have remained robust through this period of uncertainty which is a credit to our team. Additionally, our Broadspire segment performed well during the quarter and continues to be a bright spot for us. Revenues were up 8% and we enjoyed our first big contract win on the recently commenced disability product."

Mr. Bowman concluded, "Overall, we are optimistic about 2015. We have initiated significant cost reduction efforts across the Company and believe these actions will produce lasting benefits in our operating performance. As a result, we are updating our 2015 annual guidance to reflect a higher special charge and also increased operating earnings and diluted earnings per share before special charges. Looking forward, we are positioning our Company to create long-term shareholder value by focusing on profitable growth and leveraging the Company's numerous global resources."

First Quarter 2015 Financial Results Compared to Prior Year Period

First quarter 2015 consolidated revenues before reimbursements totaled $287.8 million, compared with $275.3 million for first quarter 2014. First quarter 2015 net income attributable to shareholders of Crawford & Company was $3.0 million compared with net income of $6.7 million in the first quarter of 2014. First quarter 2015 diluted earnings per share were $0.06 for CRDA and $0.04 for CRDB, compared with diluted earnings per share of $0.12 for CRDA and $0.11 for CRDB in the prior year quarter. Consolidated operating earnings, a non-GAAP financial measure, were $10.7 million in the 2015 first quarter, compared with $14.1 million in the 2014 period.

During the 2015 first quarter, the Company recorded special charges of $1.1 million, or $0.01 per share, associated with the ongoing implementation of its Global Business Services Center in Manila, Philippines.
Before this special charge, first quarter earnings per share on a non-GAAP basis were $0.07 for CRDA and $0.05 for CRDB.

Segment Results

Americas
Americas revenues before reimbursements were $89.5 million in the first quarter of 2015, increasing from $87.9 million in the first quarter of 2014. The growth in special project revenues in the U.S. was partially offset by weaker Canadian operating results. Additionally, our North American Contractor Connection business, while performing well, showed a modest slowdown in growth given the difficult comparison with the polar vortex in the first quarter of 2014. A headwind in the first quarter of 2015 was that the U.S. dollar strengthened against most foreign currencies in the segment, resulting in a negative exchange rate impact on segment revenues of approximately 5%. Operating earnings were $5.0 million in the 2015 first quarter, compared with $6.9 million in the first quarter of 2014, representing an operating margin of 6% and 8% in the 2015 and 2014 periods, respectively.

Press Release
CRAWFORD & COMPANY 1001 SUMMIT BOULEVARD ATLANTA, GEORGIA 30319 (404) 300-1000

EMEA/AP
First quarter 2015 revenues before reimbursements for the EMEA/AP segment totaled $91.3 million, compared with $80.3 million in the 2014 first quarter. This increase was due to the inclusion of revenues from the acquisition of GAB Robins in the U.K. Changes in foreign exchange rates negatively impacted revenues in this segment by approximately 8% in the first quarter of 2015 compared with the prior year period. EMEA/AP operating earnings were $1.5 million in the 2015 first quarter, compared with first quarter 2014 operating earnings of $1.9 million. The segment's operating margin was flat year-over-year, at 2%.

Broadspire
Broadspire segment revenues before reimbursements were $69.7 million in the 2015 first quarter, up from $64.8 million in the 2014 first quarter. Broadspire recorded operating earnings of $3.5 million in the first quarter of 2015, representing an operating margin of 5%, compared with $2.0 million, or 3% of revenues, in the 2014 first quarter. The segment's improvement was primarily attributed to new client wins and growth in workers' compensation case referrals.

Legal Settlement Administration
Legal Settlement Administration revenues before reimbursements were $37.4 million in the first quarter of 2015, compared with $42.4 million in the same period last year. The decrease in revenues was primarily due to anticipated declines in volumes associated with the Deepwater Horizon class action settlement. Operating earnings were flat year-over-year at $5.0 million, with the related operating margin increasing from 12% in the 2014 period to 13% in the 2015 period.

Balance Sheet and Cash Flow

Crawford & Company's consolidated cash and cash equivalents position as of March 31, 2015 totaled $40.8 million compared with $48.5 million at March 31, 2014.

The Company used $15.6 million of cash in operations during the first three months of 2015, compared with $65.3 million during the first three months of 2014. The improvement in cash used in operating activities in the first quarter of 2015 compared with the first quarter of 2014 was primarily due to improved collections of year-end accounts receivable, increases in deferred revenue, and lower payments for accrued liabilities, including incentive compensation.

2015 Guidance

Crawford & Company is updating parts of its guidance for 2015 as follows:

•	Consolidated revenues before reimbursements remain between $1.16 and $1.19 billion;

•	Consolidated operating earnings increased to between $87.0 and $97.0 million;

•	Consolidated cash provided by operating activities unchanged between $40.0 and $50.0 million;

•
After special charges, net income attributable to shareholders of Crawford & Company remain between $29.5 and $35.0 million, or $0.57 to $0.67 diluted earnings per CRDA share, or $0.50 to $0.60 diluted earnings per CRDB share;

•
Before special charges, net income attributable to shareholders of Crawford & Company increased to between $41.5 and $47.0 million, or $0.80 to $0.90 diluted earnings per CRDA share, or $0.73 to $0.83 diluted earnings per CRDB share.

Press Release
CRAWFORD & COMPANY 1001 SUMMIT BOULEVARD ATLANTA, GEORGIA 30319 (404) 300-1000

The Company expects to incur pretax special charges in 2015, currently estimated at approximately $7.0 million for the integration of GAB Robins and $9.0 million related to the establishment of a Global Business Services Center in Manila, Philippines. In addition, the Company expects to incur an additional special charge in 2015, currently estimated at $4.0 million, related to restructuring activities in the EMEA/AP and Americas segments.

To a significant extent, Crawford's business depends on case volumes. The Company cannot predict the future trend of case volumes for a number of reasons, including the fact that the frequency and severity of weather-related claims and the occurrence of natural and man-made disasters, which are a significant source of claims and revenue for the Company, are generally not subject to accurate forecasting.

In recent periods the Company has derived a material portion of its revenues and operating earnings from a limited number of client engagements and special projects within its Legal Settlement Administration segment, specifically its work on the gulf-related class action settlement. Although the Company continued to earn revenues from the Legal Settlement Administration projects in the first quarter 2015, these revenues, and related operating earnings, were at a reduced rate as compared to 2014. The projects continue to wind down, and the Company expects these revenues, and related operating earnings, to be at a reduced rate in all future periods, as compared to 2014. No assurances of timing of the project end dates and, therefore, continued revenues or operating earnings, can be provided. In the event the Company is unable to replace revenues and related operating earnings from these projects as they wind down, or upon the termination or other expiration thereof, with revenues and operating earnings from new projects and customers within this or other segments, there could be a material adverse effect on the Company's results of operations.

Conference Call

Crawford & Company's management will host a conference call with investors on Thursday, May 7, 2015 at 3:00 p.m. EST to discuss first quarter 2015 results. The call will be recorded and available for replay through June 6, 2015. You may dial 1-855-859-2056 to listen to the replay. The access code is 23943883. Alternatively, please visit our web site at www.crawfordandcompany.com for a live audio web cast and related financial presentation.

Non-GAAP Presentation

In the normal course of business, our operating segments incur certain out-of-pocket expenses that are thereafter reimbursed by our clients. Under GAAP, these out-of-pocket expenses and associated reimbursements are required to be included when reporting expenses and revenues, respectively, in our consolidated results of operations. In the foregoing discussion and analysis of segment results of operations, we do not include a gross up of segment expenses and revenues for these pass-through reimbursed expenses. The amounts of reimbursed expenses and related revenues offset each other in our results of operations with no impact to our net income or operating earnings. A reconciliation of revenues before reimbursements to consolidated revenues determined in accordance with GAAP is self-evident from the face of the accompanying unaudited condensed consolidated statements of income.

Press Release
CRAWFORD & COMPANY 1001 SUMMIT BOULEVARD ATLANTA, GEORGIA 30319 (404) 300-1000

Operating earnings is the primary financial performance measure used by our senior management and chief operating decision maker ("CODM") to evaluate the financial performance of our Company and operating segments, and make resource allocation and certain compensation decisions. Unlike net income, segment operating earnings is not a standard performance measure found in GAAP. We believe this measure is useful to others in that it allows them to evaluate segment and consolidated operating performance using the same criteria used by our senior management and CODM. Consolidated operating earnings represent segment earnings including certain unallocated corporate and shared costs and credits, but before net corporate interest expense, stock option expense, amortization of customer-relationship intangible assets, any special charges or credits, income taxes, and net income or loss attributable to noncontrolling interests. The reconciliation of operating earnings to net income attributable to shareholders of Crawford & Company on a GAAP basis is presented below.

Unallocated corporate and shared costs and credits represent expenses and credits related to our chief executive officer and Board of Directors, certain provisions for bad debt allowances or subsequent recoveries such as those related to bankrupt clients, defined benefit pension costs or credits for our frozen U.S. pension plan, and certain self-insurance costs and recoveries that are not allocated to our individual operating segments but are included in our financial performance measure of consolidated operating earnings. Special charges or credits are non-core items not expected to impact our operations on a regular recurring basis.

Income taxes, net corporate interest expense, stock option expense, and amortization of customer-relationship intangible assets are recurring components of our net income, but they are not considered part of our consolidated or segment operating earnings because they are managed on a corporate-wide basis. Income taxes are calculated for the Company on a consolidated basis based on statutory rates in effect in the various jurisdictions in which we provide services, and varies significantly by jurisdiction. Net corporate interest expense results from capital structure decisions made by senior management and the Board of Directors and affecting the Company as a whole. Stock option expense represents the non-cash costs generally related to stock options and employee stock purchase plan expenses which are not allocated to our operating segments. Amortization expense is a non-cash expense for finite-lived customer-relationship and trade name intangible assets acquired in business combinations. None of these costs relate directly to the performance of our services or operating activities and, therefore, are excluded from segment operating earnings in order to better assess the results of each segment's operating activities on a consistent basis.

Press Release
CRAWFORD & COMPANY 1001 SUMMIT BOULEVARD ATLANTA, GEORGIA 30319 (404) 300-1000

Following is a reconciliation of segment and consolidated operating earnings to net income attributable to shareholders of Crawford & Company on a GAAP basis and the related margins as a percentage of revenues before reimbursements for all periods presented (in thousands, except percentages):

	Three months ended
	March 31, 2015	% Margin	March 31, 2014	% Margin
Operating Earnings:
Americas	$4,976	6%	$6,934	8%
EMEA/AP	1,528	2%	1,900	2%
Broadspire	3,537	5%	2,003	3%
Legal Settlement Administration	4,951	13%	4,967	12%
Unallocated corporate and shared costs and credits, net	(4,296)	(1)%	(1,743)	(1)%
Consolidated Operating Earnings	10,696	4%	14,061	5%
Deduct:
Net corporate interest expense	(1,864)	(1)%	(1,301)	—%
Stock option expense	(149)	—%	(294)	—%
Amortization expense	(2,098)	(1)%	(1,592)	(1)%
Special charges	(1,063)	—%	—	—%
Income taxes	(2,241)	(1)%	(4,288)	(2)%
Net (income) loss attributable to non-controlling interests	(295)	—%	66	—%
Net income attributable to shareholders of Crawford & Company	$2,986	1%	$6,652	2%

Further information regarding the Company's financial position, operating results, and cash flows for the three months ended March 31, 2015 is shown on the attached unaudited condensed consolidated financial statements.

About Crawford & Company

Based in Atlanta, Georgia, Crawford & Company (www.crawfordandcompany.com) is the world's largest (based on annual revenues) independent provider of claims management solutions to the risk management and insurance industry, as well as to self-insured entities, with an expansive global network serving clients in more than 70 countries. The Crawford SolutionSM offers comprehensive, integrated claims services, business process outsourcing and consulting services for major product lines including property and casualty claims management, workers' compensation claims and medical management, and legal settlement administration. The Company's shares are traded on the NYSE under the symbols CRDA and CRDB.

The Company's two classes of stock are substantially identical, except with respect to voting rights and the Company's ability to pay greater cash dividends on the non-voting CRDA than on the voting CRDB, subject to certain limitations. In addition, with respect to mergers or similar transactions, holders of CRDA must receive the same type and amount of consideration as holders of CRDB, unless different consideration is approved by the holders of 75% of CRDA, voting as a class.

Press Release
CRAWFORD & COMPANY 1001 SUMMIT BOULEVARD ATLANTA, GEORGIA 30319 (404) 300-1000

Earnings per share may be different between CRDA and CRDB due to the payment of a higher per share dividend on CRDA than CRDB, and the impact that has on the earnings per share calculation according to generally accepted accounting principles.

FOR FURTHER INFORMATION REGARDING THIS PRESS RELEASE, PLEASE CALL BRUCE SWAIN AT (404) 300-1051.

This press release contains forward-looking statements, including statements about the financial condition, results of operations and earnings outlook of Crawford & Company. Statements, both qualitative and quantitative, that are not historical facts may be "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from historical experience or Crawford & Company's present expectations. Accordingly, no one should place undue reliance on forward-looking statements, which speak only as of the date on which they are made. Crawford & Company does not undertake to update forward-looking statements to reflect the impact of circumstances or events that may arise or not arise after the date the forward-looking statements are made. For further information regarding Crawford & Company, including factors that could cause our actual financial condition, results or earnings to differ from those described in any forward-looking statements, please read Crawford & Company's reports filed with the SEC and available at www.sec.gov or in the Investor Relations section of Crawford & Company's website at www.crawfordandcompany.com.

Press Release
CRAWFORD & COMPANY 1001 SUMMIT BOULEVARD, ATLANTA, GEORGIA 30319 (404) 300-1000

CRAWFORD & COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
Unaudited
(In Thousands, Except Per Share Amounts and Percentages)

Three Months Ended March 31,	2015	2014	% Change

Revenues:

Revenues Before Reimbursements	$287,777	$275,349	5%
Reimbursements	18,839	14,009	34%
Total Revenues	306,616	289,358	6%

Costs and Expenses:

Costs of Services Provided, Before Reimbursements	219,323	203,893	8%
Reimbursements	18,839	14,009	34%
Total Costs of Services	238,162	217,902	9%

Selling, General, and Administrative Expenses	60,387	59,730	1%
Corporate Interest Expense, Net	1,864	1,301	43%
Special Charges	1,063	—	nm
Total Costs and Expenses	301,476	278,933	8%

Other Income	382	449	(15)%

Income Before Income Taxes	5,522	10,874	(49)%
Provision for Income Taxes	2,241	4,288	(48)%

Net Income	3,281	6,586	(50)%

Net (Income) Loss Attributable to Noncontrolling Interests	(295)	66	nm

Net Income Attributable to Shareholders of Crawford & Company	$2,986	$6,652	(55)%

Earnings Per Share - Basic:
Class A Common Stock	$0.06	$0.13	(54)%
Class B Common Stock	$0.04	$0.12	(67)%

Earnings Per Share - Diluted:
Class A Common Stock	$0.06	$0.12	(50)%
Class B Common Stock	$0.04	$0.11	(64)%

Cash Dividends Per Share:
Class A Common Stock	$0.07	$0.05	40%
Class B Common Stock	$0.05	$0.04	25%

nm = not meaningful

Press Release
CRAWFORD & COMPANY 1001 SUMMIT BOULEVARD, ATLANTA, GEORGIA 30319 (404) 300-1000

CRAWFORD & COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
As of March 31, 2015 and December 31, 2014
(In Thousands, Except Par Values)

		*
	March 31,	December 31,
	2015	2014
ASSETS

Current Assets:
Cash and Cash Equivalents	$40,842	$52,456
Accounts Receivable, Net	176,405	180,096
Unbilled Revenues, at Estimated Billable Amounts	121,800	103,163
Income Taxes Receivable	2,779	2,779
Prepaid Expenses and Other Current Assets	32,676	29,089
Total Current Assets	374,502	367,583

Property and Equipment	145,069	143,273
Less Accumulated Depreciation	(103,227)	(102,414)
Net Property and Equipment	41,842	40,859

Other Assets:
Goodwill	148,572	131,885
Intangible Assets Arising from Business Acquisitions, Net	112,093	75,895
Capitalized Software Costs, Net	77,250	75,536
Deferred Income Tax Assets	71,056	66,927
Other Noncurrent Assets	34,319	30,634
Total Other Assets	443,290	380,877

Total Assets	$859,634	$789,319

LIABILITIES AND SHAREHOLDERS' INVESTMENT

Current Liabilities:
Short-Term Borrowings	$11,989	$2,002
Accounts Payable	48,598	48,597
Accrued Compensation and Related Costs	63,896	82,151
Self-Insured Risks	13,645	14,491
Income Taxes Payable	3,756	2,618
Deferred Income Taxes	14,117	14,523
Deferred Rent	12,737	13,576
Other Accrued Liabilities	40,189	35,784
Deferred Revenues	49,661	45,054
Current Installments of Long-Term Debt and Capital Leases	1,869	763
Total Current Liabilities	260,457	259,559

Noncurrent Liabilities:
Long-Term Debt and Capital Leases, Less Current Installments	231,771	154,046
Deferred Revenues	27,190	26,706
Self-Insured Risks	9,839	10,041
Accrued Pension Liabilities	133,282	142,343
Other Noncurrent Liabilities	19,500	17,271
Total Noncurrent Liabilities	421,582	350,407

Shareholders' Investment:
Class A Common Stock, $1.00 Par Value	30,533	30,497
Class B Common Stock, $1.00 Par Value	24,690	24,690
Additional Paid-in Capital	38,977	38,617
Retained Earnings	300,584	301,091
Accumulated Other Comprehensive Loss	(229,403)	(221,958)
Shareholders' Investment Attributable to Shareholders of Crawford & Company	165,381	172,937
Noncontrolling Interests	12,214	6,416
Total Shareholders' Investment	177,595	179,353

Total Liabilities and Shareholders' Investment	$859,634	$789,319
* Derived from the audited Consolidated Balance Sheet

`
Press Release
`CRAWFORD & COMPANY 1001 SUMMIT BOULEVARD, ATLANTA, GEORGIA 30319 (404) 300-1000
CRAWFORD & COMPANY
SUMMARY RESULTS BY OPERATING SEGMENT
Unaudited
(In Thousands, Except Percentages)

Three Months Ended March 31,

	Americas		%	EMEA/AP		%	Broadspire		%	Legal Settlement Administration		%
	2015	2014	Change	2015	2014	Change	2015	2014	Change	2015	2014	Change

Revenues Before Reimbursements	$89,467	$87,891	2%	$91,263	$80,336	14%	$69,672	$64,758	8%	$37,375	$42,364	(12)%

Direct Compensation, Fringe Benefits & Non-Employee Labor	61,822	56,751	9%	61,918	57,912	7%	39,441	37,619	5%	25,402	30,075	(16)%
% of Revenues Before Reimbursements	69%	65%		68%	72%		57%	58%		68%	71%

Expenses Other than Reimbursements, Direct Compensation, Fringe Benefits & Non-Employee Labor	22,669	24,206	(6)%	27,817	20,524	36%	26,694	25,136	6%	7,022	7,322	(4)%
% of Revenues Before Reimbursements	25%	28%		30%	26%		38%	39%		19%	17%

Total Operating Expenses	84,491	80,957	4%	89,735	78,436	14%	66,135	62,755	5%	32,424	37,397	(13)%

Operating Earnings (1)	$4,976	$6,934	(28)%	$1,528	$1,900	(20)%	$3,537	$2,003	77%	$4,951	$4,967	—%
% of Revenues Before Reimbursements	6%	8%		2%	2%		5%	3%		13%	12%
NOTE: "Direct Compensation, Fringe Benefits & Non-Employee Labor" and "Expenses Other Than Direct Compensation, Fringe Benefits & Non-Employee Labor" components are not comparable across segments, but are comparable within each segment across periods.

(1) A non-GAAP financial measurement which represents net income attributable to the applicable reporting segment excluding income taxes, net corporate interest expense, stock option expense, amortization of customer-relationship intangible assets, special charges, and certain unallocated corporate and shared costs and credits. See pages 5-6 for additional information about segment operating earnings.

Press Release
CRAWFORD & COMPANY 1001 SUMMIT BOULEVARD, ATLANTA, GEORGIA 30319 (404) 300-1000

CRAWFORD & COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Three Months Ended March 31, 2015 and March 31, 2014
Unaudited
(In Thousands)

	2015	2014
Cash Flows From Operating Activities:
Net Income	$3,281	$6,586
Reconciliation of Net Income to Net Cash Used In Operating Activities:
Depreciation and Amortization	10,815	9,103
Stock-Based Compensation	404	(449)
Loss (Gain) on Disposals of Property and Equipment, Net	31	(389)
Changes in Operating Assets and Liabilities, Net of Effects of Acquisitions and Dispositions:
Accounts Receivable, Net	15,507	(9,131)
Unbilled Revenues, Net	(16,612)	(17,209)
Accrued or Prepaid Income Taxes	(6)	2,272
Accounts Payable and Accrued Liabilities	(22,719)	(44,780)
Deferred Revenues	4,155	(2,123)
Accrued Retirement Costs	(8,781)	(11,389)
Prepaid Expenses and Other Operating Activities	(1,716)	2,246
Net Cash Used In Operating Activities	(15,641)	(65,263)

Cash Flows From Investing Activities:
Acquisitions of Property and Equipment	(2,032)	(2,571)
Proceeds from Disposals of Property and Equipment	—	1,289
Capitalization of Computer Software Costs	(5,643)	(3,372)
Payments for Acquisitions, Net of Cash Acquired	(66,077)	—
Cash Surrendered in Sale of Business	—	(1,554)
Net Cash Used In Investing Activities	(73,752)	(6,208)

Cash Flows From Financing Activities:
Cash Dividends Paid	(3,373)	(2,489)
Payments Related to Shares Received for Withholding Taxes Under Stock-Based Compensation Plans	—	(1,327)
Proceeds from Shares Purchased Under Employee Stock-Based Compensation Plans	9	25
Repurchases of Common Stock	(137)	(1,391)
Increases in Short-Term and Revolving Credit Facility Borrowings	110,273	55,238
Payments on Short-Term and Revolving Credit Facility Borrowings	(25,002)	(4,125)
Payments on Capital Lease Obligations	(552)	(220)
Dividends Paid to Noncontrolling Interests	—	(142)
Other Financing Activities	—	(26)
Net Cash Provided By Financing Activities	81,218	45,543

Effects of Exchange Rate Changes on Cash and Cash Equivalents	(3,439)	(1,514)
Decrease in Cash and Cash Equivalents	(11,614)	(27,442)
Cash and Cash Equivalents at Beginning of Year	52,456	75,953
Cash and Cash Equivalents at End of Period	$40,842	$48,511